FOR IMMEDIATE RELEASE:                                       News
                                                 Pink Sheets/SPRS



SURGE REPORTS Q2 REVENUES


Deer  Park,  NY  --  Business Wire --  July  15,  2003  --  Surge
Components, Inc. (Pink Sheets/SPRS) announced financial results for its second quarter and first half of its fiscal year ending
November 30, 2003 (FY2003).

Net sales for the first half of FY2003 increased to $5,719,444 from $5,362,399 in the first half of FY2002, an increase of $357,045 or 7%. Net loss available to common shareholders for the first half of FY2003 was $497,063 or $.06 per share, as compared with $1,175,710, or $.13 per share, in the same period a year ago. This is reduction in loss of $678,647 or 58% during the current six month period as compared with the same period a year ago.

Net sales for Q2 of FY2003 were $2,679,109 as compared to $2,568,322 for Q2 FY2002, an increase of $110,787 or 4%. Net loss available to common shareholders for Q2 FY2003 was $239,617, or $.03 per share, as compared with $791,862, or $.09 per share, in the same quarter a year ago. This is reduction in loss of $552,245 or 70% from a year ago.

Surge is a supplier of electronic products and components. These products include capacitors, which are electrical energy storage devices, and discrete components, such as semiconductor rectifiers, transistors and diodes, which are single function low power semiconductor products that are packaged alone as compared to integrated circuits such as microprocessors. Surge's products are typically utilized in the electronic circuitry of diverse products, including, but not limited to, automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and security equipment. Surge's products are sold to both original equipment manufacturers, commonly referred to as OEMs, who incorporate them into their products, and to distributors of Surge's product lines, who resell these products within their customer base.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which Surge's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under
existing   contracts,  access  to  financial  resources,   future
economic  conditions generally, as well as  other  factors.   The
information in this release should be reviewed in conjunction with Surge's Annual Report for its fiscal year ended November 31, 2002.


INCOME STATEMENT DATA
(000s omitted except per share data)




                            Six Months Ended   Three Months Ended
                                 May 31,             May 31,
                              2003     2002      2003      2002
                             ------   ------    ------    ------

Net sales                    $5,719   $5,362    $2,679    $2,568
Net loss available to
 common shareholders           (497)  (1,176)     (240)     (792)
Net loss available to
 common shareholders
 per share:                    (.06)    (.13)     (.03)     (.09)

Wgt. avg. shares
 outstanding:                 8,743    8,946     8,743     8,872





BALANCE SHEET DATA

                              May 31, 2003      November 30, 2002
                             -------------    --------------------

Working capital                  $2,082              $2,460
Total assets                      6,076               6,738
Non-current liabilities              56                  48
Shareholders' equity              3,095               3,564




CONTACT:

Surge Components, Inc.
Ira Levy, President
(631) 595-1818